Exhibit 99.1
Enphase Energy Reports Financial Results for the Third Quarter of 2023
FREMONT, Calif., Oct. 26, 2023 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company and the world’s leading supplier of microinverter-based solar and battery systems, announced today financial results for the third quarter of 2023, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported quarterly revenue of $551.1 million in the third quarter of 2023, along with 48.4% for non-GAAP gross margin. We shipped 3,905,239 microinverters, or approximately 1,585.6 megawatts DC, and 86.2 megawatt hours of IQ™ Batteries.
Financial highlights for the third quarter of 2023 are listed below:
•Quarterly revenue of $551.1 million
•GAAP gross margin of 47.5%; non-GAAP gross margin of 48.4%, inclusive of net IRA benefit of 2.6%
•GAAP operating income of $118.0 million; non-GAAP operating income of $167.6 million
•GAAP net income of $114.0 million; non-GAAP net income of $141.8 million
•GAAP diluted earnings per share of $0.80; non-GAAP diluted earnings per share of $1.02
•Free cash flow of $122.0 million; ending cash, cash equivalents, and marketable securities of $1.78 billion
Our revenue and earnings for the third quarter of 2023 are provided below, compared with the prior quarter:
(In thousands, except per share and percentage data)

	GAAP			Non-GAAP
	Q3 2023	Q2 2023	Q3 2022	Q3 2023	Q2 2023	Q3 2022
Revenue	$551,082	$711,118	$634,713	$551,082	$711,118	$634,713
Gross margin	47.5%	45.5%	42.2%	48.4%	46.2%	42.9%
Operating expenses	$144,024	$153,022	$132,475	$99,027	$98,162	$78,587
Operating income	$117,989	$170,320	$135,441	$167,593	$230,468	$193,962
Net income	$113,953	$157,191	$114,812	$141,849	$205,599	$175,513
Basic EPS	$0.84	$1.15	$0.85	$1.04	$1.51	$1.29
Diluted EPS	$0.80	$1.09	$0.80	$1.02	$1.47	$1.25
Total revenue for the third quarter of 2023 was $551.1 million, compared to $711.1 million in the second quarter of 2023. Due to macroeconomic conditions, our revenue in the United States for the third quarter of 2023 decreased approximately 16%, compared to the second quarter of 2023. Our revenue in Europe decreased approximately 34%, compared to the second quarter of 2023 due to high inventory at our distribution partners along with a softening in demand in our key markets – the Netherlands, France, and Germany.
Our non-GAAP gross margin was 48.4% in the third quarter of 2023, compared to 46.2% in the second quarter of 2023, driven by increased net IRA benefit. Our non-GAAP operating expenses were $99.0 million in the third quarter of 2023, compared to $98.2 million in the second quarter of 2023. Our non-GAAP operating income was $167.6 million in the third quarter of 2023, compared to $230.5 million in the second quarter of 2023.
We exited the third quarter of 2023 with $1.78 billion in cash, cash equivalents, and marketable securities and generated $145.9 million in cash flow from operations in the third quarter of 2023.
In July 2023, our Board of Directors approved a share repurchase program with authorization to purchase up to $1.0 billion of shares of our common stock. In the third quarter of 2023, we repurchased 846,648 shares of our common stock at an average price of $129.92 per share for a total of approximately $110.0 million.

Our capital expenditures were $23.8 million in the third quarter of 2023, compared to $44.0 million in the second quarter of 2023. Capital expenditure requirements decreased as we largely completed building out our U.S. manufacturing lines.
IQ8™ Microinverters constituted approximately 86% of all our microinverter shipments during the third quarter of 2023. We recently started shipping IQ8 Microinverters into the United Kingdom, Brazil, Sweden, Denmark, South Africa, India, and Greece, and are now shipping IQ8 Microinverters in 15 countries worldwide.
Our IQ Battery shipments increased to 86.2 megawatt hours in the third quarter of 2023, from 82.3 megawatt hours in the second quarter of 2023. We recently introduced IQ Batteries into Sweden, Denmark, and Greece, and launched the IQ™ Battery 5P in the United Kingdom during the third quarter. We now ship the IQ Battery 5P to Australia, the United States, Puerto Rico, and the United Kingdom. More than 4,100 installers worldwide are certified to install our IQ Batteries.
We began shipments of our microinverters in the third quarter of 2023 from our contract manufacturer Salcomp in Arlington, Texas, our third contract manufacturer in the United States. We shipped approximately 531,000 microinverters to customers in the third quarter from our three contract manufacturers – Flex in South Carolina, Foxconn in Wisconsin, and Salcomp in Texas.
Solargraf℠, our cloud-based design and proposal software platform, now provides NEM 3.0 functionality for solar and battery systems in California. We began offering 3D and shading features and continue to make progress on new features and functions. The software platform is now available to installers in the United States, Brazil, Germany, and Austria.
BUSINESS HIGHLIGHTS
On Oct. 23, 2023, Enphase Energy announced that it entered the solar market in Greece with the introduction of IQ8 Microinverters, with peak output AC power of 384 W, and IQ Batteries.
On Oct. 19, 2023, Enphase Energy announced the availability in the United States and Canada of the Enphase® IQ® EV Charger, which is Wi-Fi equipped, includes smart control and monitoring capabilities, and can seamlessly integrate into Enphase’s solar and battery system.
On Oct. 16, 2023, Enphase Energy announced that it started shipping IQ8 Microinverters, with peak output AC power of 480 W, in India to support newer high-powered solar modules.
On Oct. 12, 2023, Enphase Energy announced that it entered the solar market in South Africa with the introduction of IQ8 Microinverters for grid-tied residential and small commercial applications, with peak output AC power of 480 W, to support newer high-powered solar modules.
On Oct. 9, 2023, Enphase Energy announced that it entered the solar markets in Sweden and Denmark through an expanded agreement with German-based climate tech startup 1KOMMA5 to offer Enphase Energy System™, powered by IQ8 Microinverters and IQ Batteries.
On Oct. 2, 2023, Enphase Energy announced the launch of the IQ™ Combiner 3P in nine European countries to dramatically improve the experience of installing an Enphase Energy System and deliver significant installation time savings.
On Sept. 21, 2023, Enphase Energy announced the launch of its most powerful Enphase Energy System to-date, featuring the new IQ Battery 5P and IQ8 Microinverters, for customers in the United Kingdom.
On Aug. 15, 2023, Enphase Energy announced a comprehensive solution that can maximize return-on-investment (ROI) for homeowners under California’s new net billing tariff, NEM 3.0.
Enphase Energy recently announced the growing deployments of Enphase systems powered by IQ Microinverters in Italy; IQ Microinverters in South Carolina; and IQ8 Microinverters and the IQ Battery 5P in Australia.

FOURTH QUARTER 2023 FINANCIAL OUTLOOK
For the fourth quarter of 2023, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $300.0 million to $350.0 million, which includes shipments of 80 to 100 megawatt hours of IQ Batteries
•GAAP gross margin to be within a range of 46.0% to 49.0% with net IRA benefit and 38.0% to 41.0% before net IRA benefit
•Non-GAAP gross margin to be within a range of 48.0% to 51.0% with net IRA benefit and 40.0% to 43.0% before net IRA benefit. Non-GAAP gross margin excludes stock-based compensation expense and acquisition related amortization
•Net IRA benefit to be within a range of $26.0 to $28.0 million based on estimated shipments of one million units of U.S. manufactured microinverters
•GAAP operating expenses to be within a range of $142.0 million to $146.0 million
•Non-GAAP operating expenses to be within a range of $85.0 million to $89.0 million, excluding $57.0 million estimated for stock-based compensation expense and acquisition related expenses and amortization
•GAAP and non-GAAP annualized effective tax rate with IRA benefit is expected to be within a range of 21.0% to 23.0%
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Use of non-GAAP Financial Measures
Enphase Energy has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by Enphase Energy include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income, net income per share (basic and diluted), and free cash flow.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Enphase Energy’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Enphase Energy uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase Energy believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of Enphase Energy’s current operating performance and a comparison to its past operating performance:

Stock-based compensation expense. Enphase Energy excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by Enphase Energy’s stock price at the time of an award over which management has limited to no control.
Acquisition related expenses and amortization. This item represents expenses incurred related to Enphase Energy’s business acquisitions, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of Enphase Energy’s ongoing financial performance.
Restructuring and asset impairment charges. Enphase Energy excludes restructuring and asset impairment related charges due to the nature of the expenses being unplanned and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for cash-based severance costs and asset write-downs of property and equipment, and other contract termination costs resulting from restructuring initiatives.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for Enphase Energy except in the period the financing was secured and such amortization expense is not reflective of Enphase Energy’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to Enphase Energy’s GAAP tax provision or benefit to report the non-GAAP tax amount based on cash tax expense and reserves for periods prior to 2023. Effective January 1, 2023, Enphase Energy updated its methodology of computing the non-GAAP income tax adjustment from reporting cash tax expense and reserves to the projected non-GAAP annualized effective tax rate as Enphase Energy utilized most of its net operating loss and tax credit carryforwards in the year ended December 31, 2022 and became a significant cash taxpayer in the United States. Going forward, Enphase Energy will exclude the income tax effects of GAAP adjustments such as stock-based compensation, amortization of purchased intangibles, and other non-recurring items that are not reflective of Enphase Energy ongoing financial performance.
Free cash flow. This item represents net cash flows from operating activities less purchases of property and equipment.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its third quarter 2023 results and fourth quarter 2023 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (833) 634-5018. A live webcast of the conference call will also be accessible from the “Investor Relations” section of Enphase Energy’s website at investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (877) 344-7529; replay access code 1347879, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to its fourth quarter of 2023 financial outlook, including revenue, storage shipments, gross margin before and after net IRA benefit, operating expenses, and annualized effective tax rate; its expectations regarding the expected net IRA benefit; its expectations on the timing of the introduction of new products into new countries globally; the capabilities, advantages, features, and performance of its technology and products; the anticipated demand for and availability of its products and services; and growth in deployments of Enphase products. These forward-looking statements are based on Enphase Energy’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in its most recently filed Annual Report on Form 10-K and other documents on file with the SEC from time to time and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems that enable people to harness the sun to make, use, save, and sell their own power—and control it all with a smart mobile app. The company revolutionized the solar industry with its microinverter-based technology and builds all-in-one solar, battery, and software solutions. Enphase has shipped approximately 72 million microinverters, and approximately 3.8 million Enphase-based systems have been deployed in over 145 countries. For more information, visit www.enphase.com.
© 2023 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, IQ8, Solargraf, and certain other marks listed at https://enphase.com/trademark-usage-guidelines are trademarks or service marks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:

Zach Freedman
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net revenues	$551,082	$711,118	$634,713	$1,988,216	$1,606,201
Cost of revenues	289,069	387,776	366,797	1,076,490	942,307
Gross profit	262,013	323,342	267,916	911,726	663,894
Operating expenses:
Research and development	54,873	60,043	44,188	172,045	119,163
Sales and marketing	55,357	58,405	55,257	178,383	150,189
General and administrative	33,794	34,397	32,436	104,456	102,647
Restructuring charges	—	177	594	870	594
Total operating expenses	144,024	153,022	132,475	455,754	372,593
Income from operations	117,989	170,320	135,441	455,972	291,301
Other income (expense), net
Interest income	19,669	16,526	3,680	49,235	4,936
Interest expense	(2,196)	(2,219)	(2,255)	(6,571)	(7,159)
Other income (expense), net	1,883	(33)	(2,611)	2,276	(5,208)
Total other income (expense), net	19,356	14,274	(1,186)	44,940	(7,431)
Income before income taxes	137,345	184,594	134,255	500,912	283,870
Income tax provision	(23,392)	(27,403)	(19,443)	(82,895)	(40,261)
Net income	$113,953	$157,191	$114,812	$418,017	$243,609
Net income per share:
Basic	$0.84	$1.15	$0.85	$3.06	$1.80
Diluted	$0.80	$1.09	$0.80	$2.92	$1.70
Shares used in per share calculation:
Basic	136,165	136,607	135,633	136,491	135,056
Diluted	143,863	145,098	145,962	145,081	144,058

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$290,075	$473,244
Marketable securities	1,493,809	1,139,599
Accounts receivable, net	560,286	440,896
Inventory	174,114	149,708
Prepaid expenses and other assets	80,346	60,824
Total current assets	2,598,630	2,264,271
Property and equipment, net	173,005	111,367
Operating lease, right of use asset, net	21,164	21,379
Intangible assets, net	79,147	99,541
Goodwill	213,193	213,559
Other assets	215,275	169,291
Deferred tax assets, net	253,528	204,872
Total assets	$3,553,942	$3,084,280
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$90,116	$125,085
Accrued liabilities	434,825	295,939
Deferred revenues, current	114,031	90,747
Warranty obligations, current	40,750	35,556
Debt, current	94,665	90,892
Total current liabilities	774,387	638,219
Long-term liabilities:
Deferred revenues, non-current	366,032	281,613
Warranty obligations, non-current	148,116	95,890
Other liabilities	53,762	43,520
Debt, non-current	1,196,947	1,199,465
Total liabilities	2,539,244	2,258,707
Total stockholders’ equity	1,014,698	825,573
Total liabilities and stockholders’ equity	$3,553,942	$3,084,280

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Cash flows from operating activities:
Net income	$113,953	$157,191	$114,812	$418,017	$243,609
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,448	17,828	14,664	53,867	42,766
Net amortization (accretion) of premium (discount) on marketable securities	5,094	(10,157)	(612)	(12,611)	2,091
Provision for doubtful accounts	653	449	(79)	1,282	52
Asset impairment	903	—	—	903	1,200
Non-cash interest expense	2,114	2,106	2,065	6,254	6,090
Net gain from change in fair value of debt securities	(1,910)	(1,754)	(519)	(5,408)	(390)
Stock-based compensation	43,814	54,166	52,296	157,635	153,157
Deferred income taxes	(11,499)	(10,615)	115	(38,295)	15,732
Changes in operating assets and liabilities:
Accounts receivable	(34,752)	(3,968)	(46,226)	(118,249)	(18,680)
Inventory	(8,003)	(15,548)	(16,185)	(24,406)	(72,051)
Prepaid expenses and other assets	(15,383)	(20,536)	526	(57,376)	(20,826)
Accounts payable, accrued and other liabilities	9,903	24,685	32,060	117,128	42,288
Warranty obligations	8,151	34,681	9,329	57,420	32,207
Deferred revenues	13,369	40,715	25,764	105,169	63,858
Net cash provided by operating activities	145,855	269,243	188,010	661,330	491,103
Cash flows from investing activities:
Purchases of property and equipment	(23,848)	(44,002)	(8,948)	(90,326)	(30,014)
Purchases of marketable securities	(470,766)	(577,521)	(512,176)	(1,743,674)	(572,237)
Maturities and sale of marketable securities	494,804	557,471	184,123	1,406,608	377,156
Investments in private companies	(15,000)	—	(1,000)	(15,000)	(1,000)
Business acquisitions, net of cash acquired	—	—	—	—	(27,680)
Net cash provided by (used in) investing activities	(14,810)	(64,052)	(338,001)	(442,392)	(253,775)
Cash flows from financing activities:
Proceeds from exercise of equity awards and employee stock purchase plan	719	556	693	1,315	5,280
Repurchase of common stock	(110,000)	(200,000)	—	(310,000)	—
Payment of withholding taxes related to net share settlement of equity awards	(8,465)	(12,790)	(4,589)	(93,100)	(19,396)
Net cash used in financing activities	(117,746)	(212,234)	(3,896)	(401,785)	(14,116)
Effect of exchange rate changes on cash and cash equivalents	(1,900)	(326)	(4,003)	(322)	(4,945)
Net increase (decrease) in cash and cash equivalents	11,399	(7,369)	(157,890)	(183,169)	218,267
Cash and cash equivalents—Beginning of period	278,676	286,045	495,473	473,244	119,316
Cash and cash equivalents —End of period	$290,075	$278,676	$337,583	$290,075	$337,583

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Gross profit (GAAP)	$262,013	$323,342	$267,916	$911,726	$663,894
Stock-based compensation	2,708	3,398	3,188	9,775	8,826
Acquisition related amortization	1,899	1,890	1,445	5,686	4,189
Gross profit (Non-GAAP)	$266,620	$328,630	$272,549	$927,187	$676,909

Gross margin (GAAP)	47.5%	45.5%	42.2%	45.9%	41.3%
Stock-based compensation	0.6	0.5	0.5	0.5	0.5
Acquisition related amortization	0.3	0.2	0.2	0.2	0.3
Gross margin (Non-GAAP)	48.4%	46.2%	42.9%	46.6%	42.1%

Operating expenses (GAAP)	$144,024	$153,022	$132,475	$455,754	$372,593
Stock-based compensation (1)	(41,106)	(50,768)	(49,108)	(147,860)	(144,331)
Acquisition related expenses and amortization	(3,891)	(3,884)	(4,186)	(11,429)	(11,662)
Restructuring and asset impairment charges	—	(208)	(594)	(901)	(594)
Operating expenses (Non-GAAP)	$99,027	$98,162	$78,587	$295,564	$216,006

(1) Includes stock-based compensation as follows:
Research and development	$19,285	$23,765	$17,400	$64,528	$47,395
Sales and marketing	13,297	14,515	20,069	49,231	55,302
General and administrative	8,524	12,488	11,639	34,101	41,634
Total	$41,106	$50,768	$49,108	$147,860	$144,331

Income from operations (GAAP)	$117,989	$170,320	$135,441	$455,972	$291,301
Stock-based compensation	43,814	54,166	52,296	157,635	153,157
Acquisition related expenses and amortization	5,790	5,774	5,631	17,115	15,851
Restructuring and asset impairment charges	—	208	594	901	594
Income from operations (Non-GAAP)	$167,593	$230,468	$193,962	$631,623	$460,903

Net income (GAAP)	$113,953	$157,191	$114,812	$418,017	$243,609
Stock-based compensation	43,814	54,166	52,296	157,635	153,157
Acquisition related expenses and amortization	5,790	5,774	5,631	17,115	15,851
Restructuring and asset impairment charges	—	208	594	901	594
Non-cash interest expense	2,114	2,106	2,065	6,254	6,092
Non-GAAP income tax adjustment	(23,822)	(13,846)	115	(61,413)	15,732
Net income (Non-GAAP)	$141,849	$205,599	$175,513	$538,509	$435,035

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net income per share, basic (GAAP)	$0.84	$1.15	$0.85	$3.06	$1.80
Stock-based compensation	0.32	0.40	0.39	1.15	1.13
Acquisition related expenses and amortization	0.04	0.04	0.04	0.13	0.12
Restructuring and asset impairment charges	—	—	—	0.01	—
Non-cash interest expense	0.02	0.02	0.01	0.04	0.05
Non-GAAP income tax adjustment	(0.18)	(0.10)	—	(0.44)	0.12
Net income per share, basic (Non-GAAP)	$1.04	$1.51	$1.29	$3.95	$3.22

Shares used in basic per share calculation GAAP and Non-GAAP	136,165	136,607	135,633	136,491	135,056

Net income per share, diluted (GAAP)	$0.80	$1.09	$0.80	$2.92	$1.70
Stock-based compensation	0.32	0.39	0.37	1.17	1.11
Acquisition related expenses and amortization	0.04	0.05	0.05	0.12	0.12
Restructuring and asset impairment charges	—	0.01	0.01	0.01	0.01
Non-cash interest expense	0.02	0.02	0.02	0.04	0.05
Non-GAAP income tax adjustment	(0.16)	(0.09)	—	(0.40)	0.12
Net income per share, diluted (Non-GAAP) (2)	$1.02	$1.47	$1.25	$3.86	$3.11

Shares used in diluted per share calculation GAAP	143,863	145,098	145,962	145,081	144,058
Shares used in diluted per share calculation Non-GAAP (3)	138,535	139,770	140,634	139,753	139,983

Net cash provided by operating activities (GAAP)	$145,855	$269,243	$188,010	$661,330	$491,103
Purchases of property and equipment	(23,848)	(44,002)	(8,948)	(90,326)	(30,014)
Free cash flow (Non-GAAP)	$122,007	$225,241	$179,062	$571,004	$461,089

(2)    Calculation of non-GAAP diluted net income per share for the three months ended September 30, 2023, June 30, 2023 and September 30, 2022 excludes convertible Notes due 2023 interest expense, net of tax of less than $0.1 million in each period from non-GAAP net income. Calculation of non-GAAP diluted net income per share for the nine months ended September 30, 2023 and 2022 excludes convertible Notes due 2023 interest expense, net of tax of approximately $0.1 million in each period from non-GAAP net income.
(3)    Effect of dilutive in-the-money portion of convertible senior notes and warrants are included in the GAAP weighted-average diluted shares in periods where we have GAAP net income. We excluded convertible Notes due 2025, Notes due 2026 and Notes due 2028 totaling 5,328 thousand shares in each of the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, and nine months ended September 30, 2023 from non-GAAP weighted-average diluted shares as we entered into convertible note hedge transactions that reduce potential dilution to our common stock upon any conversion of the Notes due 2025, Notes due 2026 and Notes due 2028. We excluded convertible Notes due 2026 and Notes due 2028 totaling 4,075 thousand shares in the nine months ended September 30, 2022 from non-GAAP weighted-average diluted shares as we entered into convertible note hedge transactions that reduce potential dilution to our common stock upon any conversion of the Notes due 2026 and Notes due 2028.